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                                                   Exhibit 99.2

            [Letterhead of Destination Retail Holdings Corporation]


May 13, 1998


CONFIDENTIAL
------------
Board of Directors
Little Switzerland, Inc.
161-B Crown Bay Cruise Ship Port
P.O. Box 930
St. Thomas, U.S.V.I. 00802

Attention: John E. Toler, Jr.

Ladies and Gentlemen:

Reference is made to your letter to us May 8, 1998 in which you state that Little Switzerland, Inc. ("Little Switzerland") is prepared to close on the Merger at this time. Destination Retail Holdings Corporation ("Destination Retail") also desires to close on the Merger; however, as we previously informed you and your advisors, our financing commitment letters with DLJ Bridge Finance, Inc. and Donaldson, Lufkin & Jenrette, Inc. (collectively, "DLJ") expired on April 30, 1998. We are currently working with DLJ to obtain the financing necessary to consummate the Merger and, consequently, need an extension of the deadline by which the Merger Agreement contemplates that we deposit the merger consideration to that date which is ninety (90) days from your execution of an appropriate extension letter.

As we strongly desire to proceed with the Merger and to enable your stockholders to receive the $8.10 per share contemplated thereby, we anticipate that you will consider this request in good faith and respond favorably thereto.

We look forward to your prompt response.

Yours faithfully,

/s/ Stephen G.E. Crane
Stephen G.E. Crane

cc:  Kevin M. Dennis, Esq.
     Charles H. Baker, Esq.